Exhibit 99.1

Press Release

July 10, 2014

Greenbacker Renewable Energy Company Declares Distributions

Greenbacker Renewable Energy Company LLC (the “Company”) announced today that on June 30, 2014, its Board of Directors authorized cash distributions of $0.0016438 per share, per day, on each outstanding Class A, C and I share of common stock commencing on the closing date of the Company’s first renewable energy or energy efficiency investment and ending on September 30, 2014. The distributions will be payable on August 1, 2014, September 2, 2014 and October 1, 2014 to shareholders of record as of July 31, 2014, August 29, 2014 and September 30, 2014, respectively, assuming the Company’s first investment occured prior to the record date in said month. The table below reflects the annualized distribution rates for each share class assuming the share prices indicated.

UNIT CLASS	PRICE PER SHARE	ANNUALIZED DISTRIBUTION RATE
CLASS A	$10.000	6.00%
CLASS C	$9.576	6.27%
CLASS I	$9.186	6.53%

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company is a publicly registered, non-traded limited liability company that expects to acquire and monitor a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable development investments. Renewable power plants use established technologies to convert the energy from natural resources—the sun, wind, moving water, and geothermal heat—into electricity. Electricity is then typically sold to creditworthy entities such as businesses, utilities and/or governments via long-term contracts. Unlike traditional power plants, renewable energy power plants are typically not subject to the changing global markets for oil, coal, and natural gas, nor do they require the acquisition of these raw materials to create electricity.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations are based upon reasonable assumptions, it can give no assurance that the expectations will be attained.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company

(917) 309 - 1234